THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. EXCEPT AS CONTEMPLATED BY THE SECURITIES PURCHASE AGREEMENT AMONG AGU ENTERTAINMENT CORP., ITS DIRECT AND INDIRECT SUBSIDIARIES AND THE ORIGINAL HOLDER OF THIS NOTE, THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AGU ENTERTAINMENT CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

                          SECURED CONVERTIBLE TERM NOTE

         FOR  VALUE  RECEIVED,  AGU  Entertainment  Corp.  ("AGU"),  a  Delaware
corporation, The Tube Music Network, Inc., a Florida corporation, and Pyramid Records International, Inc., a Florida corporation, (collectively the "BORROWER"), hereby jointly and severally promise to pay to Mitchell
Entertainment Company, a Delaware limited liability company, 7220 NW 36th Street, Suite 100, Miami, Florida 33166 (the "HOLDER") or its registered assigns or successors in interest, on order, the aggregate sum of Three Million Dollars ($3,000,000) (the "PRINCIPAL AMOUNT"), together with any accrued and unpaid interest hereon, on December 19, 2006 (the "MATURITY DATE") if not sooner paid or extended.

         Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "PURCHASE AGREEMENT").

         The following terms shall apply to this Note:

                                   ARTICLE I

                                    INTEREST

      1.1 Interest Rate. Subject to Section 3.10, interest payable on this Note shall accrue at a rate per annum (the "INTEREST RATE") equal to the lesser of
(a) the maximum rate permitted under applicable law, or (b) ten percent (10%) per annum. Interest shall be calculated on the basis of a 360-day year. Interest on the Principal Amount shall be payable monthly (pro-rated for partial months), in arrears, commencing on January 1, 2005 and on the first day of each consecutive calendar month thereafter and on the Maturity Date, whether by acceleration or otherwise.

      1.2 Prepayment. The Borrower may prepay all or any portion of the outstanding Principal Amount at any time prior to the Maturity Date without the consent of the Holder; provided that such prepayment shall be accompanied by all interest that has accrued and remains unpaid with respect to the Principal Amount being prepaid.

      1.3 Additional Rights of the Holder. In the event the Borrower's EBITDA for the calendar quarter ending September 30, 2006 shall not equal at least $5,000,000, the Holder shall have the right (but not the obligation), exercisable by delivery of written notice to the Borrower prior to the Maturity Date, to extend the Maturity Date to March 31, 2007. If the Maturity Date is so extended and the Borrower's EBITDA does not equal $5,000,000 for the calendar quarter ending December 31, 2006 (this quarter and each quarter thereafter which immediately precedes the calendar quarter ending on the then applicable Maturity Date, is hereinafter referred to as an "EBITDA Measuring Quarter"), the Holder shall have the right (but not the obligation), exercisable by delivery of written notice to the Borrower prior to March 31, 2007, to extend the term of the Note for an additional calendar quarter. The Holder shall then have the continuing right (but not the obligation), exercisable by delivery of written notice to the Borrower prior to the then applicable Maturity Date, to so extend the term of the Note for an additional calendar quarter if the Borrower's EBITDA for the applicable Measuring Quarter does not at least equal $5,000,000. For purposes of this Agreement, the Borrower's EBITDA shall be its earnings before interest, taxes, depreciation and amortization, as determined under generally accepted accounting principles on a consolidated basis. The Borrower shall notify the Holder in writing of the Borrower's EBITDA within 45 days of the end of the applicable EBITDA Measuring Quarter, failing which the EBITDA shall be deemed to be less than $5,000,000 for such period.

            (b) In the event the Borrower's operating cash receipts do not at least equal the Borrower's operating expenses for calendar year 2005, as reasonably determined (and certified to) by the Borrower's Chief Financial Officer, the Holder shall have the right, upon delivery of written notice to the Borrower, to make all sums of principal and interest then remaining unpaid hereon to be due and payable in 60 calendar days from the date of delivery of such notice.

            (c) In the event of the cessation, for any reason, of the active participation of all of Michael Jay Solomon, Les Garland and David Levy in the day-to-day business of the Company, the Holder shall have the right, upon delivery of written notice to the Borrower, to make all sums of principal and interest then remaining unpaid hereon to be due and payable in sixty (60) calendar days from the date of delivery of such notice.

                                   ARTICLE II

                                CONVERSION RIGHTS

      2.1 Holder's Conversion Rights. The Holder shall have the right at any time and from time to time, but not the obligation except as provided in Section
2.3 below, to convert all or any portion of the then aggregate outstanding Principal Amount, together with interest due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article II. In addition, in the event all or any portion of the Principal Amount is prepaid pursuant to
Section 1.2 above, the Holder shall have the continuing right and option to purchase shares of Common Stock upon all terms and conditions set forth in this
Article II with an aggregate purchase price equal to the Principal Amount so prepaid. Such right and option shall expire on the Maturity Date, as extended, pursuant to Section 1.3 hereof. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur. The date upon which such conversion shall occur is (the "Conversion Date").

      2.2 Mechanics of Holder's Conversion. In the event and at each occurrence that the Holder elects to convert all or any portion of this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion ("NOTICE OF CONVERSION") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount and accrued interest being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount and accrued interest as entered in its records (or deliver payment, as applicable) and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date. A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

            (b) Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within three (3) business days of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation through its Deposit Withdrawal Agent Commission system, if then applicable, or otherwise by issuing a certificate, within three (3) business days after receipt by the Borrower of the Notice of Conversion. In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

      2.3 Mandatory Conversion. At any time after December 16, 2005, the Borrower shall have the right to cause the Holder to convert the entire
Principal Amount into shares of Common Stock provided (a) all shares to be acquired by the Holder shall be freely tradable without restriction whatsoever,
(b) the Principal Market for the Common Stock shall be either the NASD OTC Bulletin Board, the NASDAQ SmallCap Market, the National Market System, the American Stock Exchange or the New York Stock Exchange, (c) the Common Stock shall have closed on the Principal Market at a price of not less than $5.00 per share for ninety (90) consecutive trading days within the one hundred (100) trading days terminating on the last trading day prior to the date of delivery of the Mandatory Conversion Notice to the Holder, (d) the Borrower delivers to the Holder a certificate of the President, Chief Financial Officer and Secretary of the Borrower confirming that none of such persons knows of any fact or circumstance affecting the Borrower that would reasonably and foreseeably cause the closing price of the Common Stock to fall below $5.00 per share during the next thirty (30) trading days on the Principal Market, and (e) no Event of Default hereunder exists and is continuing.

      2.4 Conversion Mechanics.

            (a) The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest to be converted, if any, by the then applicable Conversion Price. The initial Conversion Price shall be $1.50 per share.

            (b) The Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

                  A. Stock Splits, Combinations and Dividends. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Conversion Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Conversion Price then in effect. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section.

                  B. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of the principal amount of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

                  C. Share Issuances. Subject to the provisions of this Section 2.4, if the Borrower shall at any time prior to the expiration of the Holder's conversion rights, issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder for a consideration per share (the "Offer Price") less than the Conversion Price in effect at the time of such issuance, then the Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock ("Convertible Securities") shall result in an adjustment to the Conversion Price at the time of issuance of such Convertible Securities. Notwithstanding the foregoing, no adjustment will be made under this Section 2.4 in respect of any Excluded Stock. Excluded Stock" means any shares of Common Stock or Common Stock equivalents issued or issuable to the persons and entities described on Schedule
4.3 of the Securities Purchase Agreement. This exclusion shall not apply to any future issuances of Common Stock unless issued to one of the named individuals or entities on such Schedule.

                  D. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                  E. EBITDA. In the event the Borrower's EBITDA for its calendar quarter ended September 30, 2006 is not at least $5,000,000, the Conversion Price shall be reset as of September 30, 2006 to the closing price of the Common Stock on the Principal Market on the last trading day in such calendar quarter, if such closing price is less than the Conversion Price in effect on such last trading day.

      2.5 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

                                  ARTICLE III

                                EVENTS OF DEFAULT

      Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable.

      The occurrence of any of the following events respecting any of the entities constituting the Borrower is an "EVENT OF DEFAULT":

      3.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

      3.2 Breach of Covenant. The Borrower breaches any covenant or other term or condition of this Note or the Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

      3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any Related Document (as defined in the Purchase Agreement) shall be false or misleading on the date that such representation or warranty was made or deemed made, and if subject to cure, shall not be cured for a period of ten (10) days.

      3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

      3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $200,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

      3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

      3.7 Stop Trade. Upon commencement of trading on a Principal Market, an SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for ten (10) consecutive business days or ten (10) days during a period of twenty (20) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The "Principal Market" for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

      3.8 Failure to Deliver Common Stock or Replacement Note. The Borrower shall fail to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within five (5) days. If Borrower shall be required to issue a replacement Note to Holder and Borrower shall fail to deliver such replacement Note within seven (7) business days of the request for the replacement Note.

      3.9 Default Under Related Agreements. The occurrence and continuance of any Event of Default as defined in the Related Agreements.

      3.10 Payment Grace Period. . Following the occurrence and continuance of an Event of Default, the Borrower shall pay the Holder a default interest rate of the lesser of (a) the maximum rate permitted by law, or (b) 18% per annum on all amounts due and owing under the Note, which default interest shall be payable upon demand. Presentment, demand, protest, notice of dishonor and all other notices are hereby waived by Borrower.

      3.11  Cumulative   Remedies.   The  remedies  under  this  Note  shall  be
cumulative.

                                   ARTICLE IV

                                  MISCELLANEOUS

      4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. Holder shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid, unless in writing and signed by the Holder. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      4.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day,
(c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to Robert S. Barry, Jr., Esq., Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, California 90067, facsimile number (310) 282-2200, and a copy to Howard L. Friedberg Esq., 2699 South Bayshore Drive, 7th Floor, Miami, Florida 33133, facsimile number
(305) 854-0740, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

      4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 2.5 hereof, as it may be amended or supplemented.

      4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement.

      4.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida lying in Broward County, Florida, or in the federal courts located in the State of Florida. Borrower agrees to submit to the jurisdiction of such courts. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

      4.6 Maximum Payments. In no event shall the Holder be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law, and should any interest or other charges paid by the Borrower or other parties liable for the payment of this Note result in the computation or earning of interest in excess of the maximum rate of interest that is legally permitted under applicable law, then any and all such excess shall be and the same is hereby waived by the Holder, and any and all such excess shall be automatically credited against and reduce the balance due under this indebtedness, and the portion of said excess which exceeds the balance due under this indebtedness, shall be paid by the Holder to the Borrower and parties liable for the payment of this Note. The Holder may, in determining the maximum rate permitted under applicable law in effect from time to time, take advantage of (i) the maximum rate of interest permitted under Florida law or federal law, whichever is higher, including any laws regarding parity among lenders; and (ii) any other law, rule or regulation in effect from time to time available to the Holder, which exempts the Holder from any limit upon the rate of interest it may charge, or grants to the Holder the right to charge a higher rate of interest than that permitted by Chapter 687, Florida Statutes. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Holder shall, to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) "spread" the total amount of interest throughout the maximum term of the obligation so that the interest rate is uniform throughout the entire term of the obligation.

      4.7 Security Interest. The holder of this Note has been granted a mortgage and security interest in certain assets of the Borrower more fully described in the Mortgage and Security Agreement.

      4.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

      4.9 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder all costs of collection, including reasonable attorneys' fees, incurred through all levels of proceedings, whether suit be instituted or not.

      4.10 WAIVER OF TRIAL BY JURY. THE BORROWER AND THE HOLDER HEREBY MUTUALLY, KNOWINGLY, WILLINGLY AND VOLUNTARILY WAIVE THEIR RIGHT TO TRIAL BY JURY AND NO PARTY, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF THE PARTIES (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE "PARTIES") SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEEDING BASED UPON OR ARISING OUT OF THIS NOTE OR THE LOAN DOCUMENTS, OR ANY INSTRUMENT EVIDENCING, SECURING, OR RELATING TO THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY OR ANY RELATED AGREEMENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE INDEBTEDNESS EVIDENCED HEREBY OR ANY COURSE OF ACTION, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS RELATING TO THE LOAN OR TO THIS NOTE. THE PARTIES ALSO WAIVE ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE, CONSTITUTES A KNOWING AND VOLUNTARY WAIVER, AND SHALL BE SUBJECT TO NO EXCEPTIONS. THE HOLDER HAS IN NO WAY AGREED WITH OR REPRESENTED TO THE BORROWER OR ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

       [Balance of page intentionally left blank; signature page follows.]

      IN WITNESS WHEREOF, Borrower has caused this Convertible Term Note to be signed in its name effective as of this 20th day of December, 2004.

                             AGU Entertainment Corp., a Delaware corporation

                             By: /s/ David C. Levy
                                 -----------------------------
                             Name:  David C. Levy
                             Title:  President and Secretary

                             The Tube Music Network, Inc., a Florida corporation

                             By: /s/ David C. Levy
                                 ------------------------------
                             Name:  David C. Levy
                             Title:  President and Secretary

                             Pyramid Records International, Inc., a Florida corporation

                             By: /s/ David C. Levy
                                 ------------------------------
                             Name:  David C. Levy
                             Title:  President and Secretary

                                    EXHIBIT A

                              NOTICE OF CONVERSION

      (To be  executed by the Holder in order to convert all or part of the Note into Common Stock)

AGU Entertainment Corp.
3200 West Oakland Park Boulevard
Lauderdale, Florida  33311

The Undersigned hereby converts $_________ of the principal due on [SPECIFY APPLICABLE REPAYMENT DATE] under the Convertible Term Note issued by AGU Entertainment Corp. dated as of December 20, 2004 by delivery of Shares of Common Stock of AGU Entertainment Corp. on and subject to the conditions set forth in Article II of such Note.

1.       Date of Conversion         _______________________

2.       Shares To Be Delivered:    _______________________

                                          By:_______________________________
                                          Name:_____________________________
                                          Title:______________________________